Execution Copy
EXHIBIT 10.3
ASSET PURCHASE AGREEMENT
BY AND AMONG
XP INNOVATION LLC,
DAN’S COMPETITION, LLC,
ALLOY, INC.
AND
STEVEN KALSCH, WILLIAM CARTWRIGHT and DUSTIN WILSON
Dated as of May 31, 2005
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission Pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE OF ASSETS		1
1.1	Purchase and Sale of Assets	1
1.2	Excluded Assets	2
1.3	Assumption of Liabilities	2
1.4	Excluded Liabilities	2
1.5	Closing	3
1.6	Transfer Documents	3
1.7	Further Assurances	3
1.8	Consents of Third Parties	3
ARTICLE II PURCHASE PRICE		4
2.1	Purchase Price	4
2.2	Working Capital Adjustment	4
2.3	Allocation of Purchase Price	6
ARTICLE III REPRESENTATIONS AND WARRANTIES		6
3.1	Representations and Warranties of the Company	6
(a)	Organization; Good Standing; Qualification and Power	6
(b)	Ownership of the Company	6
(c)	Authority; Enforceability; No Conflict; Consents	6
(d)	No Material Adverse Change	7
(e)	Tax Matters	7
(f)	Title to Assets	8
(g)	Intellectual Property	8
(h)	Contracts	9
(i)	Litigation	9
(j)	Compliance with Laws; Permits	9
(k)	Employee Benefits	10
(l)	Brokers	10
(m)	Certain Undisclosed Liabilities and Marketing Activities	10
3.2	Representations and Warranties of the Buyer and the Members	11
(a)	Organization; Good Standing; Qualification and Power	11
(b)	Authority; Enforceability; No Conflict; Consents	11
(c)	Litigation	11
(d)	No Brokers	11
(e)	Financial Capacity	11
(e)	Company Representations and Warranties	12
ARTICLE IV COVENANTS		12
4.1	Conduct of Business by the Company Pending Closing	12
4.2	Cooperation	12
4.3	Updates to Disclosure Schedules	12
4.4	Solicitation of Other Proposals	12
4.5	Public Announcements	13
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission Pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

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4.6	Employment Matters	14
4.7	Tax Matters	14
(a)	Preparation of Tax Returns	14
(b)	Dispute Resolution	15
(c)	Audits	16
(d)	Cooperation	16
4.8	Litigation Cooperation	16
4.9	Transition Matters	16
4.10	Prohibited Business Activities; Non-solicitation	17
4.11	Change of Name	17
4.12	Books and Records	17
4.13	Preparation of Financial Statements; Post-closing Cooperation; Website	18
ARTICLE V CONDITIONS PRECEDENT TO CLOSING		19
5.1	Conditions to Obligations of the Buyer	19
(a)	Representations and Warranties of the Company	19
(b)	Performance of Obligations of the Company	19
(c)	Related Agreements	19
(d)	Closing Certificate	19
(e)	Evidence of Corporate Authority	19
(f)	Good Standing Certificates	19
(g)	No Injunction	19
5.2	Conditions to Obligations of the Company	19
(a)	Representations and Warranties of the Buyer and the Members	19
(b)	Performance of Obligations of the Buyer and the Members	19
(c)	Related Agreements	20
(d)	Closing Certificate	20
(e)	Evidence of Corporate Authority	20
(f)	Good Standing Certificates	20
(g)	No Injunction	20
(h)	Resignation and Releases	20
(i)	Payment of Purchase Price	20
ARTICLE VI INDEMNIFICATION		20
6.1	Definitions	20
6.2	Indemnification	21
6.3	Limitations	21
6.4	Assertion of Claims	22
6.5	Defense of Third Party Claims	22
6.6	Survival of Representations, Warranties and Covenants	23
6.7	Sole and Exclusive Remedy	23
ARTICLE VII TERMINATION		23
7.1	Termination	23
7.2	Effect of Termination	24
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission Pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

ARTICLE VIII MISCELLANEOUS		24
8.1	Expenses	24
8.2	Entire Agreement	24
8.3	Interpretation	25
8.4	Notices	25
8.5	Counterparts	26
8.6	Governing Law; Venue	26
8.7	Benefits of Agreement	26
8.8	Pronouns	26
8.9	Amendment, Modification and Waiver	27
8.10	No Third Party Beneficiaries	27
8.11	Interpretation	27
8.12	No Joint Venture	27
8.13	Severability	27
8.14	Specific Performance	27
8.15	Waiver of Jury Trial	27
EXHIBITS AND SCHEDULES
Exhibits

Exhibit A	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit B	Form of Trademark Assignment
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of 8-K
Exhibit E	Form of Release
Exhibit F	Form of Letter to Experian Marketing Services
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission Pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

Schedules

Schedule 1.1(a)	Assigned Contracts
Schedule 1.1(b)	Tangible Personal Property
Schedule 1.1(c)	Leasehold Interests
Schedule 1.1(h)	Employee Benefit Plans
Schedule 1.1(i)	Insurance Policies
Schedule 1.2(e)	Excluded Accounts and Notes Receivable
Schedule 1.2(f)	Certain Excluded Assets
Schedule 1.4(a)	Excluded Intercompany Liabilities
Schedule 1.4(e)	Certain Excluded Liabilities
Schedule 2.2(a)	Working Capital Adjustments
Schedule 2.2(b)	Working Capital Statement
Schedule 4.5(a)	Permitted Public Announcement
Schedule 4.9(a)(i)	Website Transition Services
Schedule 4.12(b)(1)	Process for Deleting Company Customer List from TeenBase
Schedule 4.12(b)(2)	Permitted Cross-marketing Activities
Disclosure Schedule
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission Pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

INDEX TO DEFINED TERMS

Accountant’s Working Capital	2.2(d)
Acquired Assets	1.1
Acquisition Proposal	4.4(a)
Actions	3.1(i)
Adjustment Notice	2.2(c)
Affiliate	6.1(a)
Agreement	Preamble
Assigned Contracts	1.1(a)
Assumed Liabilities	1.3
Assumed Plan	4.6(b)
Business Day	1.5
Buyer	Preamble
Buyer Event of Indemnification	6.2(a)
Buyer Indemnified Persons	6.1(c)(i)
Buyer Indemnifying Persons	6.1(d)(ii)
Closing	1.5
Closing Date	1.5
COBRA Coverage	3.1(k)(iii)
Code	3.1(e)
Company	Preamble
Company Business	4.10
Company Contracts	3.1(h)
Company Customer List	4.12(b)
Company Employee	4.6(a)
Company Event of Indemnification	6.2(b)
Company Indemnified Persons	6.1(c)(ii)
Company Indemnifying Persons	6.1(d)(i)
Company Intellectual Property	3.1(g)
Continuing Employee	4.6(a)
Contracts	3.1(h)
Current Assets	2.2(a)(i)
Current Liabilities	2.2(a)(ii)
Damages	1.1(g)
Dan’s House File	4.12(b)
Deposit	2.1
Disclosure Schedule	3.1
Dispute Notice	2.2(d)
Employee Benefit Plans	3.1(k)(i)
Encumbrance	3.1(c)
ERISA	3.1(k)(i)
Escrow Agent	2.1
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission Pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

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Escrow Agreement	2.1
Estimated Working Capital	2.2(b)
Event of Indemnification	6.1(b)
Excluded Assets	1.2
Excluded Liabilities	1.4
Final Working Capital	2.2(d)
Governmental Authority	3.1(c)
Governmental Permits	3.1(j)(ii)
Income Tax	3.1(e)
Income Tax Return	3.1(e)
Indemnified Persons	6.1(c)
Indemnifying Persons	6.1(d)
Independent Accountant	2.2(d)
Intellectual Property	3.1(g)
IRS	3.1(e)
Licensed Intellectual Property	3.1(g)
Losses	6.1(e)
Material Adverse Change	3.1(d)
Material Adverse Effect	3.1(a)
Member	Preamble
Members	Preamble
Notice of Claim	6.4(a)
Other Pre-Closing Tax Returns	4.7(a)(ii)
Outside Date	7.1(b)
Owned Intellectual Property	3.1(g)
Parent	Preamble
Parent GAAP	2.2(a)(i)
Permitted Encumbrances	3.1(f)
Person	3.1(g)
Promissory Note	2.1
Public Announcement	4.5(a)
Purchase Price	2.1
Related Agreements	3.1(c)
Representatives	4.4(a)
Revised Working Capital	2.2(c)
Shared Customer List	4.12(b)
Specified Sales and Use Tax Returns	3.1(e)
Straddle Period	4.7(a)(ii)
Superior Proposal	4.4(a)
Survival Date	6.6
Tax	3.1(e)
Tax Audit	4.7(c)
Tax Dispute Accountants	4.7(b)
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission Pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

Tax Proceeding	4.7(d)
Tax Return	3.1(e)
Taxes	3.1(e)
TeenBase	4.12(b)
Third Party Claim	6.5
Trademark Assignment	1.6(b)
Trademarks	3.1(g)
Transfer Documents	1.6
Transferred Books and Records	1.1(i)
Website	4.9(i)
Working Capital	2.2(a)(iii)
Working Capital Statement	2.2(b)
Working Capital Target	2.2(a)(iv)
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission Pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

ASSET PURCHASE AGREEMENT
      THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of May 31, 2005, is made by and among DAN’S COMPETITION, LLC, a Delaware limited liability company (the “Company”), ALLOY, INC., a Delaware corporation and the indirect parent of the Company (“Parent”), XP INNOVATION LLC, an Indiana limited liability company (the “Buyer”) and STEVEN KALSCH, WILLIAM CARTWRIGHT and DUSTIN WILSON, the sole members of the Buyer (each, a “Member” and collectively, the “Members”).
      WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company wishes to sell to the Buyer, and the Buyer wishes to purchase from the Company, substantially all of the assets and properties of the Company, subject to substantially all of the liabilities of the Company.
      NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the representations, warranties, covenants, agreements, conditions and promises contained herein, the parties hereby agree as follows:
ARTICLE I
PURCHASE AND SALE OF ASSETS
      1.1     Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall sell, transfer, assign and deliver to the Buyer, and relinquish to the Buyer in perpetuity, free and clear of all Encumbrances, other than Permitted Encumbrances, all right, title and interest in and to all of the Acquired Assets. As used in this Agreement, the term “Acquired Assets” means all of the assets, properties and goodwill of the Company as of the Closing Date, including, without limitation, the following, but excluding, however, the Excluded Assets:

(a) all right, title and interest of the Company in, to and under all Contracts to which the Company is a party or is otherwise subject or bound as set forth on Schedule 1.1(a) hereto (the “Assigned Contracts”);

(b) all tangible personal property of the Company (including all equipment, machinery, furniture, inventory, vehicles and supplies of the Company) as set forth on Schedule 1.1(b) hereto;

(c) all right, title and interest of the Company with respect to all real and personal property leasehold interests and rights thereunder as set forth on Schedule 1.1(c) hereto;

(d) except as set forth in Section 1.2(e), all accounts and notes receivable of the Company, and all other rights to receive payment however evidenced;

(e) all right, title and interest of the Company with respect to all cash reflected in the calculation of Final Working Capital, securities, certificates of deposit, bonds, letters of credit, other cash equivalents, credits, refunds, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items;

(f) all rights of the Company, to the extent transferable, under all Federal, state, local and foreign governmental licenses, consents, approvals, authorizations, permits, orders, decrees and other compliance agreements;

(g) all Company Intellectual Property, and the goodwill associated therewith, licenses and sublicenses granted in respect thereto and rights thereunder, together with all claims against third parties for profits and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith), court costs and reasonable fees and disbursements of counsel, consultants and expert witnesses (collectively, “Damages”) incurred by reason of the past infringement, alleged infringement, unauthorized use or disclosure or alleged unauthorized use or disclosure of any Company Intellectual Property, together with the right to sue for, and collect the same,
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission Pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

or to sue for injunctive relief, for the Buyer’s own use and benefit, and for the use and benefit of its successors, assigns or other legal representatives;

(h) the Employee Benefit Plans set forth on Schedule 1.1(h) hereto, and all assets related thereto;

(i) the insurance policies set forth on Schedule 1.1(i) hereto and all rights of the Company thereunder;

(j) except as set forth in Section 1.2(a), all books and records of the Company located at the Company’s office in Mt. Vernon, Indiana (the “Transferred Books and Records”);

(k) all right, title and interest to and in respect of any telephone numbers, facsimile numbers, websites, e-mail addresses, Internet domain names, and corporate and trade names of the Company (including the name “Dan’s Competition”);

(l) all right, title and interest in and to the Company Customer List and the Company’s right, title and interest in and to any of the Company’s mail tapes in the possession of Experian Marketing Services; and

(m) all goodwill of the Company.

      1.2     Excluded Assets. The following assets and property are to be retained by the Company and shall not constitute Acquired Assets (collectively, the “Excluded Assets”):

(a) all corporate minute books and records, tax returns and related information of the Company and all other books and records of the Company not located at the Company’s office in Mt. Vernon, Indiana and, for the avoidance of doubt, all right, title and interest in and to TeenBase and the Shared Customer List;

(b) all right, title and interest of the Company in and to each bank account, money market account, investment account, other deposit account, lockbox and safe-deposit box maintained by the Company;

(c) all rights of the Company under this Agreement and all Related Agreements;

(d) all right, title and interest of the Company in, to and under all Employee Benefit Plans and insurance policies not set forth on Schedules 1.1(h) and (i), respectively;

(e) all accounts and notes receivable, and other rights to receive payments, from any Affiliate of the Company including, without limitation, those set forth on Schedule 1.2(e) hereto; and

(f) those assets set forth on Schedule 1.2(f) hereto.
      1.3     Assumption of Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall assume all liabilities and obligations of the Company of any nature whatsoever, due or to become due, known or unknown, accrued, absolute, contingent or otherwise, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”). From and after the Closing Date, the Buyer shall honor, pay, discharge or perform, as appropriate, all Assumed Liabilities in accordance with their respective terms.
      1.4     Excluded Liabilities. The following liabilities and obligations of the Company shall be retained by the Company (the “Excluded Liabilities”):

(a) any intercompany liability of the Company to any Affiliate of the Company including, without limitation, those set forth in Section 1.4(a);

(b) any liability or obligation of the Company arising under this Agreement or any of the Related Agreements;
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission Pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

(c) any liability arising under or resulting from any of the Employee Benefit Plans and insurance policies that constitute Excluded Assets;

(d) any Income Tax liability of the Company as contemplated by Section 4.7(a)(i) of this Agreement; and

(e) any liability or obligation set forth on Schedule 1.4(e) hereto.
      1.5     Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 10:00 a.m. (New York time) on the later of June 1, 2005 or the third (3rd) Business Day following the date on which all of the conditions set forth in Article V have been satisfied or waived (other than any such conditions that by their terms cannot be satisfied until the Closing Date, which conditions shall be required to be so satisfied or waived on the Closing Date), unless another time or date is agreed to in writing by the Company and the Buyer (the “Closing Date”), at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 666 Third Avenue, New York, New York. Upon the mutual agreement of the parties, the Closing may be conducted remotely. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date. As used herein, the term “Business Day” shall mean any day other than a Saturday, Sunday or day on which banks are permitted to close in the City and State of New York.
      1.6     Transfer Documents. At the Closing, the parties shall execute and deliver the following documents (collectively, the “Transfer Documents”):

(a) the Company and the Buyer shall execute and deliver to one another a bill of sale, assignment and assumption agreement in substantially the form of Exhibit A attached hereto pursuant to which the Company will transfer and assign to the Buyer the Acquired Assets and the Buyer will assume from the Company the Assumed Liabilities;

(b) the Company will execute and deliver a trademark assignment in substantially the form of Exhibit B attached hereto (the “Trademark Assignment”) pursuant to which the Company will transfer and assign to the Buyer the Trademarks being acquired by the Buyer pursuant to this Agreement; and

(c) the Company will duly endorse for transfer and deliver certificates of title to all motor vehicles owned by the Company included in the Acquired Assets.
      1.7     Further Assurances. At any time and from time to time after the Closing, at the request of the Company or the Buyer and without further consideration, the Company, the Buyer and the Members will execute and deliver such other instruments of sale, transfer, conveyance, assignment, confirmation and assumption, and will take such further action, as may be reasonably requested in order to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer’s title in and to, the Acquired Assets, and to effect the assumption of the Assumed Liabilities by the Buyer, and each of the parties shall execute such other documents and take such further action as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated hereby.
      1.8     Consents of Third Parties.
      (a) Notwithstanding anything in this Agreement or in any Related Agreement to the contrary, neither this Agreement nor any such Related Agreement shall constitute an agreement to assign or otherwise transfer any Assigned Contract if an attempted assignment or transfer thereof would, without the consent of a third party to such assignment or transfer, constitute a breach thereof or otherwise be ineffective.
      (b) Prior to the Closing, the Buyer shall use its best efforts to obtain any consent required in order to assign the Assigned Contracts to the Buyer at the Closing. If any such consent has not been obtained as of the Closing Date, the Buyer shall use its best efforts to obtain such consent after the Closing. The Company shall provide such reasonable cooperation to the Buyer in attempting to obtain such consent as may be reasonably
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission Pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

requested by the Buyer, provided that, the Company shall not be obligated to incur any out-of-pocket expenses unless the Buyer undertakes responsibility for such expenses.
      (c) If any Assigned Contract is not transferred to the Buyer at the Closing pursuant to this Agreement, the Company and the Buyer shall cooperate in any reasonable arrangement designed to provide for the Buyer all of the benefits of, and to have the Buyer assume or be responsible for the burdens, liabilities, obligations and expenses with respect to, such Assigned Contract.
      (d) If, following the efforts of the parties pursuant to this Section 1.8, an Assigned Contract is unable to be transferred to the Buyer pursuant to the applicable transfer provisions contained herein, the Company and the Buyer shall cooperate in any reasonable arrangement designed to give the Buyer, as nearly as possible, the same economic benefits, and to have the Buyer assume the same burdens, liabilities, obligations and expenses, as if such transfer had been consummated in accordance with the provisions hereof.
ARTICLE II
PURCHASE PRICE
      2.1     Purchase Price. The entire purchase price (the “Purchase Price”) payable by the Buyer to the Company in consideration for the Acquired Assets and the transactions contemplated by this Agreement shall be Thirteen Million Dollars ($13,000,000), subject only to adjustment for changes in Working Capital as provided in Section 2.2 below. Contemporaneously with the execution and delivery of this Agreement, the Buyer is depositing with Fifth Third Bank, as escrow agent (the “Escrow Agent”), a deposit in the amount of Two Hundred Fifty Thousand Dollars ($250,000) (the “Deposit”) to be held by the Escrow Agent for the benefit of the Company pursuant to the terms of an escrow agreement in the form of Exhibit C attached hereto (the “Escrow Agreement”). At the Closing, the Buyer shall pay to the Company the Purchase Price (as may be adjusted pursuant to Section 2.2(b)), less the Deposit, by wire transfer of immediately available funds to such account or accounts designated in writing by the Company prior to the Closing. Further, three (3) Business Days prior to the Closing, the Buyer shall provide irrevocable instructions to the Escrow Agent directing the Escrow Agent to deliver the Deposit to the Company on the Closing Date by wire transfer of immediately available funds.
      2.2     Working Capital Adjustment.
      (a) For purposes of this Section 2.2, the following terms shall have the following meanings:

(i) “Current Assets” shall mean the current assets of the Company as of the Closing Date, determined in accordance with generally accepted accounting principles as applied by Parent on a consistent basis (“Parent GAAP”), subject to the principles and adjustments set forth on Schedule 2.2(a) hereto.

(ii) “Current Liabilities” shall mean the current liabilities of the Company as of the Closing Date, determined in accordance with Parent GAAP, subject to the principles and adjustments set forth on Schedule 2.2(a) hereto.

(iii) “Working Capital” shall mean Current Assets less Current Liabilities.

(iv) “Working Capital Target” shall mean Two Million Five Hundred Fifteen Thousand Dollars ($2,515,000).
      All determinations of Working Capital pursuant to this Section 2.2 shall be made in accordance with Parent GAAP.
      (b) At least two (2) Business Days prior to the Closing, the Company shall deliver to the Buyer a certificate (the “Working Capital Statement”) setting forth in reasonable detail its good faith calculation of the Working Capital (“Estimated Working Capital”), a copy of which shall be attached hereto as
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission Pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

Schedule 2.2(b). If the Estimated Working Capital exceeds the Working Capital Target, the Purchase Price shall be increased by the amount by which the Estimated Working Capital exceeds the Working Capital Target. The Members shall provide such information, documents and cooperation as the Company shall reasonably request in order to enable the Company to timely prepare and deliver the Working Capital Statement to the Buyer in accordance with the terms hereof.
      (c) Following the Closing, the Buyer shall have the opportunity to review the Working Capital Statement to verify the accuracy of the determination of the Estimated Working Capital as set forth therein. If the Buyer determines that the Working Capital (the Working Capital as determined by the Buyer, the “Revised Working Capital”) does not equal the Estimated Working Capital, the Buyer shall deliver to the Company no later than thirty (30) days following the Closing a notice (the “Adjustment Notice”) setting forth the Revised Working Capital and the calculation thereof in reasonable detail. If the Buyer does not timely deliver an Adjustment Notice to the Company, or if the Buyer notifies the Company that the Buyer has no objection to the Working Capital Statement, the Company’s determination of the Estimated Working Capital shall be final and binding on all parties and the Purchase Price shall be adjusted in accordance with the provisions of Section 2.2(e).
      (d) If the Buyer does timely deliver an Adjustment Notice to the Company, the Company shall have thirty (30) days from receipt of the Adjustment Notice to provide written notice to the Buyer that it disputes the Adjustment Notice (a “Dispute Notice”), which Dispute Notice shall provide a description of such dispute and the Company’s calculation of the Working Capital. If the Company does not timely deliver a Dispute Notice to the Buyer, or if the Company notifies the Buyer that it has no objection to the Adjustment Notice, the Buyer’s determination of the Revised Working Capital shall be final and binding on all parties and the Purchase Price shall be adjusted in accordance with the provisions of Section 2.2(e). If the Company timely delivers a Dispute Notice to the Buyer and the Buyer and the Company are unable to mutually agree on the Working Capital within twenty (20) days following receipt by the Buyer of the Dispute Notice, the Buyer and the Company shall mutually agree on a nationally-recognized independent public accounting firm (the “Independent Accountant”) to review the Working Capital Statement, the Adjustment Notice and the Dispute Notice (and all related information) in accordance with Parent GAAP, which review shall include a determination of the Working Capital (the Working Capital as determined by the Independent Accountant, the “Accountant’s Working Capital”), which determination shall be final and binding on all parties absent manifest error. The costs of the Independent Accountant shall be borne by the party (either the Buyer or the Company) whose determination of the Working Capital (as set forth in the Adjustment Notice, for the Buyer, or in the Dispute Notice, for the Company) was farthest from the determination of the Accountant’s Working Capital, or equally by the Buyer and the Company if the determination by the Independent Accountant is equidistant between the determinations of the parties. For purposes hereof, “Final Working Capital” shall equal (i) the Estimated Working Capital, if the Buyer does not timely deliver an Adjustment Notice in accordance with the provisions hereof (or agrees that it does not object to the Working Capital Statement), (ii) the Revised Working Capital, if the Buyer timely delivers an Adjustment Notice in accordance with the provisions hereof and the Company does not timely deliver a Dispute Notice (or agrees that it does not object to the Adjustment Notice), (iii) the Working Capital as mutually agreed upon by the Buyer and the Company upon the resolution of any dispute regarding Working Capital pursuant hereto or (iv) the Accountant’s Working Capital, if the Independent Accountant is engaged and delivers a calculation of Accountant’s Working Capital.
      (e) Within five (5) Business Days following the determination of the Final Working Capital, the Purchase Price shall be adjusted as follows:

(i) if the Purchase Price was not previously adjusted pursuant to Section 2.2(b):

(A) if Final Working Capital exceeds the Working Capital Target, the Buyer shall pay to the Company an amount equal to the amount by which the Final Working Capital exceeds the Working
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission Pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

Capital Target by wire transfer of immediately available funds to such account or accounts designated in writing by the Company during such five-Business Day period,

(B) if the Working Capital Target exceeds the Final Working Capital, the Company shall pay to the Buyer an amount equal to the amount by which the Working Capital Target exceeds the Final Working Capital by wire transfer of immediately available funds to such account or accounts designated in writing by the Buyer during such five-Business Day period, or

(C) if the Final Working Capital equals the Working Capital Target, then there shall be no adjustment to the Purchase Price pursuant to this Section 2.2(e); and

(ii) if the Purchase Price was previously adjusted pursuant to Section 2.2(b):

(A) if Final Working Capital exceeds the Estimated Working Capital, the Buyer shall pay to the Company an amount equal to the amount by which the Final Working Capital exceeds the Estimated Capital Target by wire transfer of immediately available funds to such account or accounts designated in writing by the Company during such five-Business Day period,

(B) if the Estimated Working Capital exceeds the Final Working Capital, the Company shall pay to the Buyer an amount equal to the amount by which the Estimated Working Capital exceeds the Final Working Capital by wire transfer of immediately available funds to such account or accounts designated in writing by the Buyer during such five-Business Day period, or

(C) if the Final Working Capital equals the Estimated Working Capital, then there shall be no adjustment to the Purchase Price pursuant to this Section 2.2(e).
      2.3     Allocation of Purchase Price. Following the Closing, Parent, the Company and the Buyer shall allocate the Purchase Price among the Acquired Assets in good faith and in accordance with the requirements of Section 1060 of the Code. Parent, the Company and the Buyer agree to report the transaction contemplated hereby for Tax purposes, including the filing of Internal Revenue Service Form 8594 (Asset Acquisition Statement), in accordance with such allocation and to defend such allocation before, and not take any positions that are inconsistent with such allocation before, any Governmental Authority charged with the collection of Taxes, or in any judicial proceeding.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
      3.1     Representations and Warranties of the Company. The Company represents and warrants to the Buyer that the statements contained in this Section 3.1 are true and correct, except as disclosed in the disclosure schedule delivered by the Company to the Buyer on the date hereof (as the same may be supplemented from time to time in accordance with Section 4.3 hereof, the “Disclosure Schedule”). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3.1; provided, however, that for convenience purposes, certain disclosures in one section or subsection of the Disclosure Schedule may be cross-referenced to another section or subsection of the Disclosure Schedule and any item that is disclosed in a particular section or subsection of the Disclosure Schedule shall be deemed to be disclosed and incorporated into any other section or subsection of the Disclosure Schedule where such disclosure would be otherwise appropriate. For purposes of this Agreement, the phrase “to the knowledge of the Company,” “of which the Company is aware” or any phrase of similar import shall be deemed to refer only to the actual knowledge of Matthew C. Diamond, James K. Johnson, Samuel A. Gradess, Walter Killough, Robert Bernard and Robert Bell, without investigation or inquiry.
      (a) Organization; Good Standing; Qualification and Power. The Company (i) is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all requisite limited liability company power and authority to own, lease and operate its
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission Pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

properties and assets and to carry on its business as now being conducted, to enter into this Agreement and each of the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby and (iii) is duly qualified and in good standing to do business in those jurisdictions listed in Section 3.1(a) of the Disclosure Schedule, which, to the knowledge of the Company, are all jurisdictions where the failure to be so qualified and in good standing would have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company (a “Material Adverse Effect”).
      (b) Ownership of the Company. All outstanding membership interests of the Company are owned by Canal Park Trust, a Massachusetts Business Trust.
      (c) Authority; Enforceability; No Conflict; Consents. The execution, delivery and performance by the Company and Parent of this Agreement and each of the Transfer Documents and other agreements contemplated by this Agreement (the “Related Agreements”) to which either of them is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action on the part of the Company and all necessary corporate action on the part of Parent. This Agreement constitutes, and each such Related Agreement, when executed and delivered by the Company and Parent will constitute, the legal, valid and binding obligations of the Company and Parent (as applicable), enforceable against them in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles. Except as set forth in Section 3.1(c) of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement or the Related Agreements to which the Company or Parent is a party, nor the consummation by the Company or Parent of the transactions contemplated hereby or thereby, nor compliance by the Company or Parent with any provision hereof or thereof will (i) conflict with, result in any breach or violation of, cause a default under (with or without due notice, lapse of time or both), give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any benefit under or result in the creation of any Encumbrance on or against any assets, rights or property of the Company under any term, condition or provision of (x) any Contract to which the Company or Parent is a party, or by which the Company or Parent or any of its respective properties, assets or rights may be bound and or which the Company has knowledge or (y) any law, statute, rule or regulation, or judgment, order, injunction, decree or permit of which the Company has knowledge, of any Federal, state, municipal, foreign or other governmental court, department, commission, board, bureau, agency or instrumentality (“Governmental Authority”) applicable to the Company, Parent or any of their properties, assets or rights, in any case, except as would not have a Material Adverse Effect, or (ii) conflict with or result in any violation of the organizational documents of the Company, as amended through the date hereof. Except as set forth in Section 3.1(c) of the Disclosure Schedule, to the knowledge of the Company, no permit, authorization, consent or approval of or by, or any notification of or filing with, any Governmental Authority or other Person is required in connection with the execution, delivery and performance by the Company or Parent of this Agreement or any of the Related Agreements or the consummation by the Company or Parent of the transactions contemplated hereby or thereby. As used in this Agreement, the term “Encumbrance” shall mean any security interest, mortgage, lien, pledge or other encumbrance.
      (d) No Material Adverse Change. To the knowledge of the Company, since January 31, 2005, the Company has operated its business only in the ordinary course of business, consistent with past practice, and there has been no Material Adverse Change. For purposes hereof, the term “Material Adverse Change” shall mean a material change, event, development, damage or circumstance adversely affecting the Company or the business or operation thereof, other than a change, event, development, damage or circumstance that results from any of the following: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that generally affects any industry in which the Company operates; (iii) the effect of any changes in applicable laws or accounting rules; (iv) any effect resulting from the public announcement of this Agreement, compliance with the terms of this Agreement or
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission Pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

the consummation of the transactions contemplated by this Agreement; and (v) the indirect or consequential effect of any generally applicable change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof, but not the direct effect of any such events on the assets or properties of the Company.
      (e) Tax Matters. The Company has filed on a timely basis all Income Tax Returns and sales and use Tax Returns for all jurisdictions other than Indiana and New York (the “Specified Sales and Use Tax Returns”) and, to the knowledge of the Company, all other material Tax Returns, in each case, as required to have been filed by the Company on or after September 28, 2001 and prior to the Closing. All such Income Tax Returns and Specified Sales and Use Tax Returns and, to the knowledge of the Company, all such other material Tax Returns, were complete and accurate in all material respects and the Company has paid on a timely basis all Taxes that were due and payable as reflected on the such Income Tax Returns and Specified Sales and Use Tax Returns and, to the knowledge of the Company, such other Tax Returns. All Income Taxes of the Company and sales and use Taxes of the Company for all jurisdictions other than Indiana and New York, and, to the knowledge of the Company, all other material Taxes of the Company, in each case for all tax periods not yet due and payable, have been adequately accrued or reserved for in the Company’s financial statements. To the knowledge of the Company, no unpaid tax deficiency has been asserted against or with respect to the Company, and the Company has not received notice of any such assertion. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and no withholding pursuant to Section 1445 of the Code will be required in connection with this Agreement or the transactions contemplated hereby. For purposes hereof, (A) the term “Tax” shall mean any of the Taxes, and “Taxes” shall mean all taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any Federal, state, local or foreign taxing authority or other Governmental Authority, including but not limited to those on or measured by or referred to as income, franchise, profits, gross receipts, capital ad valorem, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties and additions to tax imposed with respect thereto; (B) the term “Tax Return” shall mean any and all returns, declarations, reports, claims for refunds and information returns or statements relating to Taxes, including all schedules or attachments thereto and including any amendment thereof, required to be filed with the Internal Revenue Service (the “IRS”) or any other governmental or taxing authority or agency, domestic or foreign, including consolidated, combined and unitary tax returns; (C) the term “Income Tax” shall mean any Tax based upon or related to income or receipts, excluding any sales, use, transfer or payroll Tax; and (D) the term “Income Tax Return” means any Tax Return relating to Income Taxes.
      (f) Title to Assets. To the knowledge of the Company, the Company has good and valid title to all of the Acquired Assets free and clear of all Encumbrances, other than Permitted Encumbrances. Except as contemplated by this Agreement, as of the Closing Date, the Company has not conveyed title to the Company Customer List to any third party or leased the Company Customer List to any Person set forth in Section 3.1(f) of the Disclosure Schedule, nor has the Company generated in excess of $50,000 in revenue during the past twelve (12) months from the lease of the Company Customer List. For purposes hereof, the term “Permitted Encumbrances” means (i) Encumbrances set forth in Section 3.1(f) of the Disclosure Schedule, (ii) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable or that are being contested in good faith by appropriate proceedings, (iii) Encumbrances of carriers, warehousemen and mechanics and other like Encumbrances arising in the ordinary course of business and (iv) Encumbrances that do not materially interfere with the current use of the assets affected thereby
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission Pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

(collectively, “Permitted Encumbrances”). To the knowledge of the Company, there are no Encumbrances for Taxes or other governmental charges or assessments that are being contested by the Company.
      (g) Intellectual Property. To the knowledge of the Company, Section 3.1(g) of the Disclosure Schedule sets forth a complete and accurate list of (A) all Trademarks owned by the Company and (B) all material Intellectual Property licensed by the Company (“Licensed Intellectual Property”). To the knowledge of the Company, the Company owns, free and clear of all Encumbrances other than Permitted Encumbrances, all material Intellectual Property owned by the Company (“Owned Intellectual Property” and, together with the Licensed Intellectual Property, the “Company Intellectual Property”), and has a valid, enforceable and transferable right to use all of the Licensed Intellectual Property. Except as set forth in Section 3.1(g) of the Disclosure Schedule, to the knowledge of the Company, the Company Intellectual Property does not infringe upon any Intellectual Property rights of any other Person, and no Person is infringing upon any Company Intellectual Property. As used in this Agreement, the term “Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or other legal entity and the term “Intellectual Property” means worldwide trademarks, service marks, slogans, logos, trade dress, trade names, Uniform Resource Locators (URLs) and Internet domain names and applications therefor, designs and general intangibles of like nature, together with all goodwill related to the foregoing (including any registrations and applications for any of the foregoing) (collectively, “Trademarks”); patents (including any registrations, continuations, continuations in part, renewals and applications for any of the foregoing); copyrights (including any registrations, applications and renewals for any of the foregoing); trade secrets and other confidential information, know-how, proprietary technology, customer and vendor lists, pricing and marketing information, inventions, source codes and object codes and methodologies and marketing materials and all documentation and media constituting, describing or relating to the foregoing.
      (h) Contracts. To the knowledge of the Company, Section 3.1(h) of the Disclosure Schedule sets forth a true and complete list of all material written contracts, agreements, licenses and leases (collectively, “Contracts”) of the following nature to which the Company is a party or is otherwise bound or by which any assets or properties of the Company is subject (collectively, the “Company Contracts”):

(i) all notes, loan or credit agreements, mortgages, indentures, security agreements, operating leases, capital leases and other contracts relating to indebtedness for borrowed money or extension of credit and any contract of suretyship or guarantee (regardless of whether the Company is a beneficiary or obligor under such Contracts);

(ii) all employment, consulting and independent contractor contracts, and all bonus, compensation, pension, insurance, retirement, deferred compensation and other plans, contracts, trusts, funds and other arrangements for the benefit of employees, consultants and independent contractors;

(iii) all contracts which involve annual payments by or to the Company in excess of $25,000, other than contracts with product vendors;

(iv) all licenses of Intellectual Property;

(v) all contracts for capital expenditures in excess of $25,000 for any single project;

(vi) all contracts with any Affiliate of the Company;

(vii) all real property leases;

(viii) all leases of personal property which are material to the business of the Company;

(ix) all contracts or commitments for charitable contributions;

(x) all agreements or arrangements for the sale of any assets, properties or rights of the Company outside the ordinary course of business;
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission Pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

(xi) all agreements that restrict the Company from engaging in any aspect of its business or competing in any line of business in any territory or geographic area; and

(xii) any joint venture, partnership or other agreement or arrangement for the sharing of assets or profits of the Company.
      To the knowledge of the Company: (i) each Company Contract is in full force and effect and is the legal, valid and binding obligation of the Company enforceable in accordance with its terms and (ii) neither the Company nor the other party or parties thereto is or are in default thereunder. Except as set forth in Section 3.1(h) of the Disclosure Schedule, no consent of, or notice to, any Person is required under any such Company Contract as a result of or in connection with the execution, delivery and performance of this Agreement or any Related Agreement, or the transactions contemplated hereby or thereby.
      (i) Litigation. Except as set forth in Section 3.1(i) of the Disclosure Schedule, there are no (i) actions, suits, claims, investigations or other legal, administrative, arbitration or other proceedings (collectively, “Actions”) pending or, to the knowledge of the Company, threatened by or against the Company, or (ii) to the knowledge of the Company, judgments, decrees, injunctions or orders of any Governmental Authority or arbitrator against the Company or binding upon any of its properties or assets.
      (j) Compliance with Laws; Permits. Except as set forth in Section 3.1(j) of the Disclosure Schedule, to the knowledge of the Company:

(i) the Company has complied and is in compliance with all Federal, state, local and foreign laws, ordinances, regulations and orders applicable to it, except where non-compliance would not have a Material Adverse Effect; and

(ii) (A) the Company has all Federal, state, local and foreign governmental licenses, consents, approvals, authorizations, permits, orders, decrees and other compliance agreements (“Governmental Permits”) necessary in the conduct of its business, except where the failure to have any such Governmental Permit would not have a Material Adverse Effect, and (B) such Governmental Permits are in full force and effect, no violations are or have been recorded in respect of any thereof, the Company is not in default or alleged to be in default under any thereof, and no proceeding is pending or threatened to revoke or limit any thereof, in any case, except as would not have a Material Adverse Effect.
      (k) Employee Benefits.

(i) To the knowledge of the Company, Section 3.1(k) of the Disclosure Schedule lists all written employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all written bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, which are maintained for the benefit of any present or former employee, officer or director of the Company, or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company within the meaning of Section 414 of the Code (an “ERISA Affiliate”) (collectively, the “Employee Benefit Plans”).

(ii) To the knowledge of the Company: (A) there are no Actions pending (other than routine claims for benefits) or threatened against any Employee Benefit Plan or against the assets of any Employee Benefit Plan, (B) all Employee Benefit Plans conform to, and in their operation and administration have been maintained in accordance with the terms thereof in all material respects and in material compliance with any and all laws, (C) all contributions required to be made to any Employee Benefit Plan pursuant to Section 412 of the Code or otherwise have been timely made and (D) neither the Company nor any ERISA Affiliate has ever made a complete or partial withdrawal from a
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission Pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

Multiemployer Plan (as such term is defined in Section 3(37) of ERISA) resulting in “withdrawal liability” (as such term is defined in Section 4201 of ERISA), without regard to any subsequent waiver or reduction under Section 4207 or 4208 of ERISA.

(iii) No Employee Benefit Plan is an “employee pension benefit plan” or a “pension plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, and neither the Company nor any ERISA Affiliate has ever maintained, contributed to or partially or fully withdrawn from any such plan. No Employee Benefit Plan is a Multiemployer Plan or “single-employer plan under multiple controlled groups” as described in Section 4063 of ERISA, and neither the Company nor any ERISA Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No Employee Benefit Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA. No Employee Benefit Plan obligates the Company to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any employee, former employee or director of the Company or any ERISA Affiliate following such employee’s, former employee’s or director’s termination of employment with the Company or any ERISA Affiliate, other than the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA Coverage”).

      (l) Brokers. Except as set forth in Section 3.1(l) of the Disclosure Schedule, to the knowledge of the Company, neither the Company nor any of its Affiliates has employed any broker, finder, investment banker or other agent or incurred or will incur any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated hereby.
      (m) Certain Undisclosed Liabilities and Marketing Activities. Except as set forth in the balance sheet of the Company as of April 30, 2005 attached hereto as Section 3.1(m) of the Disclosure Schedule and for Liabilities incurred in the ordinary course of business since the date of such balance sheet, to the knowledge of the Company, the Company does not have any material Liabilities which would be required by Parent GAAP to be reflected in such balance sheet. Neither Parent nor any of its Affiliates (other than the Company) has mailed “Back to School 2005” catalogs to the persons listed in the Company Customer List, and have not otherwise mailed or e-mailed any direct marketing, promotional or other materials to any such person after May 20, 2005, in either case other than on behalf of the Company.
      3.2     Representations and Warranties of the Buyer and the Members. The Buyer and the Members represent and warrant to the Company that the statements contained in this Section 3.2 are true and correct.
      (a) Organization; Good Standing; Qualification and Power. The Buyer (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business, to enter into this Agreement and each of the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. All equity interests of the Buyer are owned solely by the Members and no Person has any option or other right to acquire any equity interests in the Company.
      (b) Authority; Enforceability; No Conflict; Consents. The execution, delivery and performance by the Buyer of this Agreement and each of the Related Agreements to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action on the part of the Buyer. This Agreement constitutes, and each Related Agreement to which the Buyer or any Member is a party, when executed and delivered by the Buyer or such Member will constitute, the legal, valid and binding obligations of the Buyer or such Member, as the case may be, enforceable against the Buyer or such Member, as the case may be, in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles. Neither the execution, delivery and performance of this Agreement or the Related
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission Pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

Agreements to which the Buyer or any Member is a party, nor the consummation by the Buyer or any Member of the transactions contemplated hereby or thereby, nor compliance by the Buyer or any Member with any provision hereof or thereof will conflict with, result in any breach or violation of, cause a default under (with or without due notice, lapse of time or both), give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any benefit under or result in the creation of any Encumbrance on or against any assets, rights or property of the Buyer or such Member under any term, condition or provision of (x) the organizational documents of the Buyer, as amended through the date hereof, (y) any Contract to which the Buyer or such Member is a party, or by which the Buyer, such Member or any of its respective properties, assets or rights may be bound or (z) any law, statute, rule, regulation, judgment, order, injunction, decree, or permit of any Governmental Authority applicable to the Buyer, such Member or any of its respective properties, assets or rights, in each case, which conflict, breach, default or violation or other event would impair in any material respect or prevent the consummation of the transactions contemplated by this Agreement or any of the Related Agreements. No permit, authorization, consent or approval of or by, or any notification of or filing with, any Governmental Authority or other Person is required in connection with the execution, delivery and performance by the Buyer or the Members of this Agreement or any of the Related Agreements to which the Buyer or any Member is a party or the consummation by the Buyer or the Members of the transactions contemplated hereby or thereby.
      (c) Litigation. There are no Actions pending or, to the knowledge of the Buyer or the Members, threatened against the Buyer or the Members, whether at law or in equity, or before or by any Governmental Authority.
      (d) No Brokers. Neither the Buyer, the Members nor any of their respective representatives or agents have employed any broker, finder, investment banker or other agent or incurred or will incur any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated hereby.
      (e) Financial Capacity. The Buyer has cash available on hand, permitted borrowing capacity under existing facilities or firm financing commitments that together are sufficient funds to enable it to pay the Purchase Price in full at Closing and to consummate the transactions contemplated hereby. The Buyer is, and will be following the Closing after giving effect to the transactions contemplated hereby, (i) able to pay its debts as they mature and (ii) solvent, and the value of its assets, at a fair valuation, is and will be greater than all of its debts.
      (f) Company Representations and Warranties. Neither the Buyer nor any of the Members have knowledge of any fact, circumstance, condition or event that would cause any of the Company’s representations and warranties set forth in Section 3.1 to be untrue or inaccurate.
ARTICLE IV
COVENANTS
      4.1     Conduct of Business by the Company Pending Closing. The Company covenants and agrees that, from the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, unless the Buyer and Parent shall agree in writing, the Company shall conduct its business in the ordinary course of business and in a manner consistent with past practice, and the Members agree that they will not take any action to cause the Company to conduct its business in any manner inconsistent with the foregoing.
      4.2     Cooperation. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate the transactions contemplated
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission Pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

hereby and to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article V, as applicable to each of them. Each party hereto, at the reasonable request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.
      4.3     Updates to Disclosure Schedules.
      (a) From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall notify the Buyer in writing of any event, condition, fact or circumstance of which it becomes aware that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in or material breach of any representation or warranty made by the Company in this Agreement, provided that, if any of the Members become aware of any such event, condition, fact or circumstance, such Member shall promptly notify the Company and Parent thereof. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 4.3 requires any change in the Disclosure Schedule, then the Company shall promptly deliver to the Buyer an update to the Disclosure Schedule specifying such change, which change shall be incorporated into the Disclosure Schedule for all purposes of this Agreement, subject to the provisions of Section 4.3(b) below.
      (b) If any change to the Disclosure Schedule pursuant to Section 4.3(a) constitutes a Material Adverse Change, the Buyer may terminate this Agreement by providing written notice to the Company within two (2) Business Days of receipt of the updated Disclosure Schedule containing such change. If the Outside Date falls within such two-Business Day period, the Outside Date shall be extended to the next Business Day following expiration of such two-Business Day period. If the Buyer does not terminate this Agreement within such two-Business Day period, such change to the Disclosure Schedule shall be incorporated into the Disclosure Schedule for all purposes of this Agreement.
      4.4     Solicitation of Other Proposals.
      (a) The parties agree that from the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Buyer, Parent and their respective officers, directors, employees, representatives and agents (collectively, the “Representatives”) may, in their sole discretion, respond to any inquiry from or furnish information to, any Person regarding an Acquisition Proposal. If the Company or Parent receives an Acquisition Proposal which it determines in good faith will provide greater value to the Company and its members than the transaction contemplated by this Agreement (such other Acquisition Proposal, a “Superior Proposal”), the Company shall provide written notice to the Buyer, which notice shall set forth in reasonable detail the material terms and conditions of such Superior Proposal. The Buyer may, within two (2) Business Days following receipt of such notice propose an improved transaction to the Company. If the Company wishes to accept a Superior Proposal after having received an improved transaction from the Buyer, the Company shall provide notice to the Buyer and afford the Buyer one (1) Business Day to submit a final proposal to the Company prior to accepting such Superior Proposal. Following such one (1) Business Day period (or if the Buyer did not propose an improved transaction during the aforementioned two-Business Day period, then following such two-Business Day period), the Company, in its discretion, may terminate this Agreement by providing written notice to the Buyer, which termination shall be effective upon receipt of such notice by the Buyer. For purposes of this Agreement, the term “Acquisition Proposal” shall mean any proposal or offer from any Person relating to any merger, consolidation, recapitalization or other direct or indirect business combination or reorganization involving the Company, or the sale of all or substantially all of the assets of the Company.
      (b) In the event that the Company, Parent or any of the Representatives are engaged in any discussions or negotiations with, or wish to provide information to or respond to any inquiry from, any Person regarding an Acquisition Proposal, upon the request of the Company, Parent or any Representative, the Members shall provide to the Company, Parent and their respective representatives and agents such assistance, information
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission Pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

and documents as such party may request in connection therewith. If any of the Members fail to comply with the foregoing, the Company may terminate this Agreement by providing at least two (2) Business Days prior written notice to the Buyer.
      4.5     Public Announcements.
      (a) Neither the Buyer nor any of the Members shall, nor shall the Buyer or any of the Members permit any of its agents or representatives to, issue or permit to be issued any public announcement or press release (a “Public Announcement”) pertaining to this Agreement or any transaction contemplated hereby without the prior written consent of Parent; provided, however, that if the Buyer or any Member receives an inquiry from the media regarding this Agreement or the transactions contemplated hereby prior to the Closing Date, the Buyer or such Member may issue the statement set forth in Schedule 4.5(a) in response to such inquiry without Parent’s consent. The Company, Parent and their respective Affiliates may in their discretion issue any Public Announcement pertaining to this Agreement or any transaction contemplated hereby without the consent of the Buyer or the Members; provided, however, to the extent reasonably feasible, but subject to any public disclosure and other legal obligations of the Company, Parent or any of their respective Affiliates and regulatory obligations to which any of them may be subject, the Company and Parent shall provide the Buyer an opportunity to review and shall consult with the Buyer prior to issuing any such Public Announcement (provided that the Buyer shall have not less than two (2) Business Day to conduct such review and to consult with the Company or its Affiliates with respect to the foregoing). Notwithstanding the foregoing, the parties agree that Parent may issue a Public Announcement announcing the signing of this Agreement pursuant to a Form 8-K under the Securities Exchange Act of 1934, as amended, in substantially the form of Exhibit D attached hereto, and may issue the statement set forth in Schedule 4.5(a) at any time, without complying with the preceding sentence.
      (b) For the avoidance of doubt, the provisions of Section 4.5(a) shall not prohibit the Buyer or the Members from responding to inquiries from, or having discussions with, employees, vendors or customers of the Company with respect to the transactions contemplated by this Agreement provided that such responses or discussions do not constitute a Public Announcement.
      (c) From the date hereof until the earlier of the termination of this Agreement in accordance with its terms or two (2) years following the Closing Date, (i) neither the Buyer nor any of the Members will make any disparaging or negative statements, orally or in writing, to any Person concerning Parent, the Company, any of their respective Affiliates (or any of their officers, directors or employees) or any of their respective products or services, and (ii) neither the Company nor Parent will make any disparaging or negative statements, orally or in writing, to any Person concerning the Buyer or the Company (or any of its members, officers, directors or employees) or any of its products or services.
      4.6     Employment Matters.
      (a) On or prior to the Closing Date, the Buyer shall offer employment to each employee of the Company as of the Closing Date (each, a “Company Employee”) with a salary or wage level and bonus opportunity, to the extent applicable, at least equal to that in effect on the Closing Date and with employee benefits and other terms and conditions of employment that are, in the aggregate, comparable to or more favorable than the benefits and terms and conditions provided to each such Company Employee by the Company on the Closing Date (each such Company Employee who accepts such continued employment, a “Continuing Employee”).
      (b) From and after the Closing, the Buyer shall honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to or in respect of each Company Employee and any former employee of the Company arising under the terms of or in connection with any Employee Benefit Plan that constitutes an Acquired Asset hereunder (each, an “Assumed Plan”), as in effect immediately prior to the Closing. Without limiting the generality of the foregoing, the Buyer will honor, pay, perform and satisfy all liabilities and commitments under each Assumed Plan that provides any such employee with compensation or benefits upon or in connection with the termination of such employee’s employment, and, to the extent applicable to a
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission Pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

Company Employee, the Buyer will honor and continue in effect in accordance with its terms each severance plan, program or policy of the Company in effect immediately before the Closing. The Buyer shall be responsible for any and all compensation, benefits or other payments which become payable to any Company Employee or former employee of the Company on or after the Closing Date with respect to any period prior to the Closing Date including, without limitation, any severance payments, payments for accrued wages, salary, vacation, personal and sick days and any other payments to any Company Employee upon termination of employment of such employee. Effective as of and after the Closing, the Buyer shall provide COBRA Coverage to all Company Employees or former employees (and their respective dependents) of the Company who are “M&A qualified beneficiaries” as defined in Section 54.4980B-9 of the Treasury Regulations.
      (c) The Buyer shall recognize, for all purposes (including vesting and any waiting period, eligibility condition and the availability and level of benefits) under its employee benefit plans, programs, arrangements and policies in which a Continuing Employee will participate, and for all employment purposes, in general, the service of each Continuing Employee as of the Closing Date to the extent recognized by the Company prior to the Closing Date. The Continuing Employees (and their dependents) shall be exempt from any waiting period or limitations on benefits for pre-existing conditions under the Buyer’s employee benefits plans (except to the extent not satisfied under any comparable plan of the Company as of such time), and receive credit under any group health plan for any portion of any co-pay or deductible previously met by such employee or his or her dependent as of the transfer date under the group health plan of the Company. The Buyer shall credit each Continuing Employee for all accrued vacation, personal and sick days as of the Closing.
      4.7     Tax Matters.
      (a) Preparation of Tax Returns.

(i) The Company shall prepare and file, or cause to be prepared and filed (including, without limitation, by any Affiliate of the Company in respect of any consolidated Tax Return), in its sole discretion, all Income Tax Returns required to be filed by the Company (or any such Affiliate) on or after the Closing Date with respect to any taxable period commencing prior to the Closing Date, whether such taxable period ends prior to, on or after the Closing Date, and shall be responsible for the payment of all Taxes payable pursuant to any such Income Tax Return.

(ii) The Buyer shall prepare all other Tax Returns required to be filed by the Company on or after the Closing Date with respect to any taxable period commencing prior to the Closing Date, whether such taxable period ends prior to, on or after the Closing Date (“Other Pre-Closing Tax Returns”). The Buyer shall provide to the Company for review a draft of each Other Pre-Closing Tax Return no later than fifteen (15) days (or, with respect to personal property Taxes, thirty (30) days) prior to the date on which such Other Pre-Closing Tax Return is required to be filed with the proper taxing authority (taking into account any applicable valid extension). The Company shall have the right to review all work papers, procedures and other documents and information used to prepare each such Pre-Closing Tax Return and the Buyer shall make available to the Company and their representatives the accountants and other personnel who participated in the preparation of each such Other Pre-Closing Tax Return. If the Company objects to any item set forth in any such Other Pre-Closing Tax Return, the Company shall provide written notice to the Buyer of such objection and the basis thereof within ten (10) days (or, with respect to personal property Taxes, twenty (20) days) of receipt of such Other Pre-Closing Tax Return. If the Company does not timely deliver such notice to the Buyer, the draft of the Other Pre-Closing Tax Return provided to the Company shall be final and binding on all parties hereto. If the Company does timely deliver such notice to the Buyer, any dispute with respect to such Other Pre-Closing Tax Return shall be resolved in accordance with Section 4.7(b). Subject to the provisions of Section 4.7(b), upon resolution of all disputes with respect to such Other Pre-Closing Tax Return, the Buyer shall revise such Other Pre-Closing Tax Return to reflect such resolution. Upon completion of any Other Pre-Closing Tax Return in accordance with the provisions hereof, the Buyer shall pay to the Company all amounts due pursuant to such Other Pre-Closing Tax Return attributed to any period prior to the Closing and the
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission Pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

Company shall file or cause to be filed such Pre-Closing Tax Return and make or cause to be made all payments required to be made as set forth in such Other Pre-Closing Tax Return. If an Other Pre-Closing Tax Return relates to a taxable period that begins prior to and ends after the Closing Date (a “Straddle Period”), the liability of the Buyer and the Company pursuant to such Other Pre-Closing Tax Return shall be apportioned between the Buyer and the Company in accordance with Section 4.7(a)(iii) below. If the Company is entitled to a refund pursuant to any Other Pre-Closing Tax Return (excluding any refund resulting from the carryback of a loss or credit from a taxable period (or portion thereof) beginning after the Closing Date) attributable to any period prior to the Closing, upon actual receipt of any such refund by the Company, the Company shall cause such refund to be delivered to the Buyer; provided, however, that if such Other Pre-Closing Tax Return relates to a Straddle Period, any such refund shall be apportioned between the Company and the Buyer in the same manner as Taxes are apportioned in accordance with the provisions of Section 4.7(a)(iii).

(iii) Liability for Taxes of the Company attributable to any Straddle Period shall be apportioned between the Company and the Buyer as follows: the Buyer shall be responsible for such amount as is equal to the total amount of such Taxes multiplied by a fraction, the numerator of which shall be the number of days in the taxable period ending on the Closing Date and the denominator of which shall be the total number of days in such taxable period, and the Company shall be responsible for the remainder of such Taxes.

      (b) Dispute Resolution. Any dispute pursuant to Section 4.7(a)(ii) shall be resolved as follows: (i) the Company and the Buyer will in good faith attempt to negotiate a settlement of the dispute, (ii) if such parties are unable to negotiate a resolution of the dispute within ten (10) days of receipt of notice of such dispute in accordance with Section 4.7(a)(ii), the dispute will be submitted to Grant Thornton LLP (the “Tax Dispute Accountants”) within five (5) days of the expiration of the aforementioned 10-day period, (iii) the Company and the Buyer will present their arguments to the Tax Dispute Accountants within ten (10) days after submission of the dispute to the Tax Dispute Accountants, (iv) the Tax Dispute Accountants will resolve the dispute, in a fair and equitable manner and in accordance with applicable Tax law and the provisions of this Agreement, within fifteen (15) days after the parties have presented their arguments to the Tax Dispute Accountants, whose decision shall be final, conclusive and binding on the parties absent manifest error, (v) any payment to be made as a result of the resolution of a dispute shall be made, and any other action to be taken as a result of the resolution of a dispute shall be taken, on or before the later of (A) the date on which such payment or action would otherwise be required or (B) the third Business Day following the date on which the dispute is resolved (in the case of a dispute resolved by the Tax Dispute Accountants, such date being the date on which the parties receive written notice from the Tax Dispute Accountants of its resolution), provided that if a dispute with respect to an item in an Other Pre-Closing Tax Return shall not be resolved on or before the date that is five (5) Business Days prior to the latest date on which such Other Pre-Closing Tax Return must be filed under applicable Tax law, then the Company shall file such Other Pre-Closing Tax Return reflecting all disputed items that have been resolved in the manner so resolved, and reflecting all unresolved disputed items in the manner proposed by the Company, and shall, upon the resolution of all such unresolved disputed items, file an amended Other Pre-Closing Tax Return reflecting the resolution thereof in the manner so resolved and (vi) the fees and expenses of the Tax Dispute Accountants in resolving a dispute will be borne equally by the Company and the Buyer. Any amounts payable pursuant to any Other Pre-Closing Tax Return or amended Other Pre-Closing Tax Return filed in accordance herewith (whether such return is filed before or after the resolution of any dispute) shall be the responsibility of and paid by the party so responsible for such payment in accordance with the provisions of Section 4.7(a)(ii).
      (c) Audits. The Buyer shall promptly notify the Company in writing within ten (10) days from receipt of notice of any pending or threatened Tax audit or assessment with respect to any Tax Return of, or other Tax-related inquiry relating to, the Company, or any Action with respect thereto (each, a “Tax Audit”). The Company shall have the right to control and settle any such Tax Audit. If, upon resolution of any Tax Audit,
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission Pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

an additional payment becomes due, the party so responsible for such payment in accordance with the provisions of Section 4.7(a) shall promptly make such payment.
      (d) Cooperation. The parties shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the preparation and filing of any Tax Returns with respect to or on behalf of the Company or an Action with respect to any Tax liability of the Company (each, a “Tax Proceeding”). Such cooperation shall include the reasonable retention and provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties shall provide each other copies of all relevant correspondence received from any taxing authority in connection with any Tax Proceeding.
      4.8     Litigation Cooperation. If a party hereto (or any of its Affiliates) shall become engaged in or participate in any Action relating in any way to the Company or its business following the Closing, the other parties shall cooperate in all reasonable respects with such party in connection therewith, including, without limitation, making available to such parties, without cost, all relevant records and using its commercially reasonable efforts to make available the employees of such party or its Affiliates who are reasonably expected to be helpful with respect to such Action, provided that, such employees shall be made available in a manner so as not to interfere with their employment duties in any material respect.
      4.9     Transition Matters. For a period of up to six (6) months following the Closing, upon the request of the Buyer, the Company shall:

(i) provide continued support for the Company’s website (www.danscomp.com) (the “Website”) as more particularly described in Schedule 4.9(a)(i) hereto at a cost set forth in Schedule 4.9(a)(i);

(ii) provide reasonable access upon reasonable prior written request to Ben Brucia, provided that Mr. Brucia is then employed by the Company or an Affiliate of the Company, for purposes of assisting the Buyer with its catalog circulation planning and providing historical data necessary for the Buyer to plan its catalogue mailings;

(iii) provide reasonable access upon reasonable prior written request to Mitch Schultz, provided that Mr. Schultz is then employed by the Company or an Affiliate of the Company, for the purpose of discussing the Company’s historical marketing information with the Buyer; and

(iv) provide one employee of the Buyer use of office space at Parent’s Hudson Street location in New York City at no cost, provided that, the Buyer shall reimburse the Company and Parent for any out-of-pocket expenses (other than rent) incurred by either of them in allowing such employee to use such office space.
      The parties acknowledge that the Company is providing the foregoing services as an accommodation to the Buyer, and the Buyer acknowledges and agrees that neither the Company, its Affiliates or any of their successors or assigns, nor any of their respective officers, directors, employees or agents shall have any liability whatsoever relating to, arising out of or resulting from any act taken or omitted to be taken by the Company in connection with its obligations under this Section 4.9, expect for acts taken or omitted to be taken in bad faith. Further, the Buyer shall indemnify, defend and hold harmless the Company, its Affiliates, their successors or assigns, and their respective officers, directors, employees and agents from and against any and all costs, losses, damages, liabilities and expenses, including reasonable attorneys’ fees, which may be imposed upon or incurred by any such party in connection with the performance of the Company’s obligations under this Section 4.9.
      4.10     Prohibited Business Activities; Non-solicitation.
      (a) For a period of five (5) years following the Closing Date, neither the Company nor Parent, directly or indirectly (including through any Affiliate), shall (i) develop for its own account a catalog, website or retail
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission Pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

store that sells, or a promotion that promotes, primarily products relating to the bicycle industry (the “Company Business”), it being understood that the foregoing shall in no way prohibit or restrict the Company or Parent (or any of their respective Affiliates) from engaging in any such activities on behalf of third parties, or (ii) lend money to, guarantee any debts or obligations of or own any equity interest in (other than passive investments in publicly-traded companies) any Person engaged in the Company Business. For a period of five (5) years following the Closing Date, neither the Buyer nor any Member, directly or indirectly (including through any Affiliate), shall engage in any business conducted by Parent or any of its Affiliates as of the Closing Date, other than the Company Business, including, but not limited to the Buyer’s sale, assignment or other transfer of any interest in the Company Customer List and information delivered to the Buyer pursuant to clause (ii) of the second sentence of Section 4.12(b), or lend money to, guarantee any debts or obligations of or own any equity interest in (other than passive investments in publicly-traded companies) any such business.
      (b) From the date hereof until the earlier of the termination of this Agreement in accordance with its terms or eighteen (18) months following the Closing Date, (i) Parent shall not, directly or indirectly (including through any Affiliate), solicit for employment any Company Employee, and (ii) the Buyer shall not, directly or indirectly, solicit for employment any person employed or engaged by Parent or any of its Affiliates (other than the Company Employees); provided, however, that the parties acknowledge that placing advertisements soliciting employees in newspapers, Internet job sites and similar media generally accessible to the public or responding to reference requests shall not be deemed to be a breach of this Section 4.10(b).
      4.11     Change of Name. Within ten (10) days following the Closing, the Company shall change its name to a new name bearing no resemblance to any name which constitutes an Acquired Asset.
      4.12     Books and Records.
      (a) From and after the Closing Date, the Company, Parent or any of their Affiliates and their respective representatives shall have the right, upon reasonable advance notice (which may, notwithstanding any provision of this Agreement to the contrary, be provided orally or via e-mail), to examine and make copies of the Transferred Books and Records, or any portions thereof, and the Buyer shall, upon the reasonable request of the Company, its Affiliates or their respective representatives, provide copies of the Transferred Books and Records, or any portions thereof, to such party as promptly as practicable following receipt of such request. The Buyer shall maintain all Transferred Books and Records for a period of seven (7) years following the Closing Date; provided, however, that the Buyer may discard or destroy any of the Transferred Books and Records after providing the Company and Parent at least one hundred twenty (120) days prior written notice of its intent to discard or destroy any such books and records and providing the Company the opportunity take possession thereof. To the extent reasonably necessary, the Buyer shall deliver to the Company, Parent or its respective designee any original of the Transferred Books and Records, provided that, the Buyer shall be entitled to make copies of such original record prior to delivery and the Company or its designee shall return such original record to the Buyer at such time that possession thereof is no longer necessary. The Buyer shall not sell or otherwise transfer any of the Transferred Books and Records to any other party unless (i) the Buyer provides to the Company and Parent notice of its intent to transfer or sell such books and records to such party and (ii) such party agrees in writing to be bound by the terms of this Section 4.12 (and agrees to cause any subsequent transferee to be similarly bound).
      (b) For purposes of this Agreement, the term “Dan’s House File” means the names of all consumers in Parent’s “TeenBase” Database (“TeenBase”) as of the Closing Date who either purchased or received product from the Company, requested a catalog or electronic communication from the Company or registered as a user on the Company’s website, and all other information in TeenBase relating to such consumers; the term “Shared Customer List” means the names of all consumers in the Dan’s House File who either purchased or received product from Parent or any of its Affiliates, requested a catalog or electronic communication from Parent or any of its Affiliates or registered as a user on Parent’s or any of its Affiliates’ websites, and all other information relating thereto; and the term “Company Customer List” means the names
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission Pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

and information in the Dan’s House File excluding the names and information in the Shared Customer List. On or prior to the later of June 16, 2005 and five (5) Business Days following the Closing Date, the Company (i) shall cause all information in the Company Customer List, and all other references to the Company in the Shared Customer List, to be deleted from TeenBase (as is in use at the date of deletion) in accordance with the process set forth in Schedule 4.12(b)(1) attached hereto (which deletion shall be certified to the Buyer by Parent’s chief technology officer), and will not otherwise use, retain or restore into use any such deleted information, (ii) deliver to the Buyer a list of all consumers in the Shared Customer List together with all information in the Shared Customer List concerning such consumers that relates exclusively to the Company and (iii) deliver a letter in substantially the form attached hereto as Exhibit F to Experian Marketing Services. Further, from the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, neither the Company nor Parent shall conduct any cross-marketing activities to any consumer set forth in the Company Customer List other than the cross-marketing activities set forth in Schedule 4.12(b)(2). The Buyer and the Members acknowledge that TeenBase, and all information contained therein, is owned by, and constitutes proprietary information of Parent, provided that, prior to the Closing, Parent shall convey to the Company its interest in the Company Customer List and the information in the Shared Customer List concerning the consumers set forth therein that relates exclusively to the Company.
      (c) From and after the Closing Date, the Buyer shall have the right, upon reasonable advance notice (which may, notwithstanding any provision of this Agreement to the contrary, be provided orally or via e-mail), for legitimate business purposes, to examine and make copies of any of the Company’s books and records retained by the Company that relate to the assets, liabilities or operations of the Company’s business prior the Closing, and the Company shall, upon the reasonable request of the Buyer for legitimate business purposes, provide copies of any such books and records to the Buyer as promptly as practicable following receipt of such request.
      4.13     Preparation of Financial Statements; Post-closing Cooperation; Website.
      (a) Promptly following the Closing, the Buyer shall prepare such financial statements with respect to the operations of the Company prior to the Closing as are reasonably requested by the Company or Parent. Such financial statements shall be prepared by the Buyer in accordance with such principles and procedures as are determined by the Company. In addition, the Buyer and the Members shall, and shall cause the Buyer’s employees, representatives and agents to, provide such cooperation and assistance as the Company or Parent may reasonably request in connection with the preparation by the Company, Parent or any of their respective Affiliates of financial statements, reports, filings (including, without limitation, filings with the Securities and Exchange Commission and NASDAQ) or other documents and answer any questions and provide such additional information as the Company or Parent may reasonably request with respect to the operation of the Company prior to the Closing.
      (b) Following the Closing, the Buyer shall promptly take all action reasonably requested by the Company or Parent in order to transition the Website from the Company to the Buyer and to ensure that the Website is in no way associated with or attributable to the Company, Parent or any of their Affiliates.
ARTICLE V
CONDITIONS PRECEDENT TO CLOSING
      5.1     Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction, prior to or at Closing, of the following conditions, unless waived by the Buyer:

(a) Representations and Warranties of the Company. Each of the representations and warranties set forth in Section 3.1 shall be true and correct in all material respects on the date of this Agreement and
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission Pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement prior to or as of the Closing Date.

(c) Related Agreements. Each of the Related Agreements to be executed at or prior to Closing by the Company shall have been so executed and delivered.

(d) Closing Certificate. The Company shall have delivered to the Buyer a certificate, dated as of the Closing Date, certifying that the conditions set forth in Sections 5.1(a) and 5.1(b) have been satisfied or waived by the Buyer in writing.

(e) Evidence of Corporate Authority. The Company shall have delivered to the Buyer a certificate of an officer or manager of the Company, dated as of the Closing Date, certifying as to and attaching (if applicable): (i) true and correct copies of the organizational documents of the Company, (ii) the incumbency of the officers or managers executing this Agreement and the Related Agreements to which the Company is a party on behalf of the Company and (iii) true and correct copies of resolutions of the Board of Managers and members of the Company authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and the acts of the officers or managers of the Company in carrying out the terms and provisions hereof.

(f) Good Standing Certificates. The Company shall have delivered to the Buyer a certificate of good standing dated within five (5) Business Days prior to the Closing Date with respect to the Company from the Secretary of State of its jurisdiction of organization.

(g) No Injunction. No Action by any Governmental Authority which seeks to restrain, enjoin or prevent the consummation of the transactions contemplated hereby shall have been instituted and be pending, and no preliminary order of any foreign, federal, state or local court restraining, enjoining or preventing the consummation of the transactions contemplated by this Agreement shall be in effect; provided, however, that in the event that such Action is pending or such order is in effect, at the election of the Company, the Closing shall be delayed until such Action has been fully and finally resolved or such order is no longer in effect, as the case may be.

      5.2     Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction, prior to or at the Closing, of the following conditions, unless waived by Company:

(a) Representations and Warranties of the Buyer and the Members. Each of the representations and warranties set forth in Section 3.2 shall be true and correct in all material respects, in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date).

(b) Performance of Obligations of the Buyer and the Members. The Buyer and the Members shall have performed in all material respects the obligations required to be performed by them under this Agreement prior to or as of the Closing Date.

(c) Related Agreements. Each of the Related Agreements to be executed at or prior to Closing by the Buyer and the Members shall have been so executed and delivered.

(d) Closing Certificate. The Buyer and the Members shall have delivered to the Company a certificate, dated as of the Closing Date, certifying that the conditions set forth in Sections 5.2(a) and 5.2(b) have been satisfied or waived by the Company in writing.
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission Pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

(e) Evidence of Corporate Authority. The Buyer shall have delivered to the Company a certificate of an officer or manager of the Buyer, dated as of the Closing Date, certifying as to and attaching (if applicable): (i) true and correct copies of the organizational documents of the Buyer, (ii) the incumbency of the officers or managers executing this Agreement and each Related Agreement to which the Buyer is a party on behalf of the Buyer and (iii) true and correct copies of resolutions of the Board of Managers and members of the Buyer authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and the acts of the officers and managers of the Buyer in carrying out the terms and provisions hereof.

(f) Good Standing Certificates. The Buyer shall have delivered to the Company a certificate of good standing dated within five (5) Business Days prior to the Closing Date with respect to the Buyer from the Secretary of State of the state of its organization.

(g) No Injunction. No Action by any Governmental Authority which seeks to restrain, enjoin or prevent the consummation of the transactions contemplated hereby shall have been instituted and be pending, and no preliminary order of any foreign, federal, state or local court restraining, enjoining or preventing the consummation of the transactions contemplated by this Agreement shall be in effect; provided, however, that in the event that such Action is pending or such order is in effect, at the election of the Company, the Closing shall be delayed until such Action has been fully and finally resolved or such order is no longer in effect, as the case may be.

(h) Resignation and Releases. Each of the Members shall have resigned as employees of the Company effective as of the Closing Date and shall have entered into releases in favor of the Company, Parent and their respective Affiliates in substantially the form attached hereto as Exhibit E. Further, Steven Kalsch and Alloy Merchandising Group, LLC shall have entered into an agreement reasonably satisfactory to Parent, effective as of the Closing Date, terminating the offer letter between Mr. Kalsch and Alloy Merchandising Group, LLC dated October 25, 2004, together with all liabilities and obligations of Alloy Merchandising Group, LLC thereunder.

(i) Payment of Purchase Price. The Buyer shall have paid to the Company the Purchase Price as required by the terms of this Agreement and the Seller shall have received the Deposit from the Escrow Agent.
ARTICLE VI
INDEMNIFICATION
      6.1     Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” means, as to any Person, any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such Person.

(b) “Event of Indemnification” means a Company Event of Indemnification or a Buyer Event of Indemnification, as applicable.

(c) “Indemnified Persons” means:

(i) with respect to a Buyer Event of Indemnification, the Buyer, its Affiliates, their successors and assigns, and the respective stockholders, members or partners, officers, directors, employees and agents of each of the foregoing (the “Buyer Indemnified Persons”); or

(ii) with respect to a Company Event of Indemnification, the Company, Parent, their Affiliates, their respective successors and assigns and the respective stockholders, members or partners, officers, directors, employees and agents of each of the foregoing (the “Company Indemnified Persons”).
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission Pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

(d) “Indemnifying Persons” means:

(i) with respect to a Buyer Event of Indemnification, the Company, Parent and their respective successors and assigns (the “Company Indemnifying Persons”); or

(ii) with respect to a Company Event of Indemnification, the Buyer, the Members and their respective successors, assigns, heirs and estates, jointly and severally (the “Buyer Indemnifying Persons”).

(e) “Losses” means any and all losses, demands, actions or causes of action, suits, proceedings, investigations, arbitrations, claims, damages, liabilities (contingent or otherwise), payments, obligations, expenses (including reasonable attorneys’ and accountants’ fees), assessments or Taxes (including interest or penalties thereon) sustained, suffered or incurred by any Indemnified Person arising from or in connection with any such matter that is the subject of indemnification pursuant to Section 6.2 hereof; provided, however, that an Indemnified Party shall be entitled to only direct damages and in no event shall any Indemnified Party be awarded consequential, incidental, special, punitive or multiple damages.
      6.2     Indemnification.
      (a) From and after the Closing, the Company Indemnifying Persons shall indemnify, defend and hold harmless the Buyer Indemnified Persons from and against any and all Losses arising out of, relating to or resulting from (i) the breach of any representation or warranty of the Company set forth in this Agreement or in any Related Agreement to which the Company is a party, (ii) the breach of or non-compliance with any agreement or covenant of the Company set forth in this Agreement or in any Related Agreement to which the Company is a party, (iii) any of the Excluded Liabilities including, without limitation, the failure of the Company to honor, pay, discharge or perform any Excluded Liability, or (iv) the operation of the Company from and after the Closing (each, a “Buyer Event of Indemnification”).
      (b) From and after the Closing, the Buyer Indemnifying Persons shall indemnify, defend and hold harmless the Company Indemnified Persons from and against any and all Losses arising out of, relating to or resulting from (i) the breach of any representation or warranty of the Buyer or any Member set forth in this Agreement or any Related Agreement to which the Buyer or any Member is a party, (ii) the breach of or non-compliance with any agreement or covenant of the Buyer or any Member set forth in this Agreement or any Related Agreement to which the Buyer or any Member is a party, (iii) any of the Assumed Liabilities including, without limitation, the failure of the Buyer to honor, pay, discharge or perform any Assumed Liability, or (iv) the operation of the Company prior to the Closing (each, a “Company Event of Indemnification”).
      6.3     Limitations. The rights of the Indemnified Persons to indemnification hereunder are subject to the following:

(i) no indemnification shall be payable by a [************************] with respect to Losses arising from a [****************************] described in Section 6.2(a)(i) until the cumulative amount of all such Losses exceeds [***********], whereupon the [******************] [*******] shall be liable for the full amount of all such Losses in excess of such amount up to a maximum aggregate amount of [**********];

(ii) no indemnification shall be payable by a [*******************] with respect to Losses arising from a [*******************************] described in Section 6.2(b)(i) until the cumulative amount of all such Losses exceeds [*********], whereupon the [***********************] shall be liable for the full amount of all such Losses in excess of such amount up to a maximum aggregate amount of [*************];

(iii) no indemnification shall be payable to any Indemnified Person to the extent of any Tax benefits actually realized by such Indemnified Person or its Affiliates with respect to such Losses or to the extent
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission Pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

such Losses shall have been reduced as a result of the recovery by such Indemnified Person or any of its Affiliates (after deducting all attorneys’ fees, expenses and other costs of recovery) from any insurer or other party liable for such Losses (and such Indemnified Person shall use commercially reasonable efforts to seek and obtain such recovery); and

(iv) a Buyer Indemnified Person shall not be entitled to indemnification hereunder with respect to a Buyer Event of Indemnification where the Buyer or any Member had actual knowledge or notice of the facts giving rise to such Event of Indemnification, provided that, for purposes of Section 3.1(i), the Buyer and the Members shall be deemed to have actual knowledge of an Action pending against the Company if notice of such Action had been delivered to the Company’s offices in Mt. Vernon, Indiana or to any of its employees principally located at such offices at any time on or prior to the Closing Date.

      6.4     Assertion of Claims.
      (a) To bring a claim for indemnification under this Article VI, the Indemnified Person shall give the appropriate Indemnifying Person(s) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known, and, if such claim arises from a Third Party Claim as defined in Section 6.5, accompanied by copies of all relevant documentation with respect to such Third Party Claim, including, without limitation, any summons, complaint or other pleading that may have been served, any written demand or any other document or instrument (each, a “Notice of Claim”) in each case, as promptly as practicable after becoming aware of such claim. Notwithstanding the foregoing, the failure so to provide such Notice of Claim will not relieve the Indemnifying Person(s) from any liability which they may have to the Indemnified Persons under this Agreement, unless and only to the extent that such failure results in the loss or compromise in any material respect of any material rights or defenses of the Indemnifying Persons and the Indemnifying Persons were not otherwise aware of such action or claim. No claim shall be brought under this Article VI with respect to an Event of Indemnification unless an applicable Indemnified Person, at any time prior to the applicable Survival Date, gives an applicable Indemnifying Person a Notice of Claim with respect to such claim.
      (b) In the case of a claim for indemnification not arising from a Third Party Claim, if the Indemnifying Person disputes its liability with respect to such claim, in whole or in part, the Indemnifying Person and the Indemnified Person shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction in accordance with Section 8.6.
      6.5     Defense of Third Party Claims. Claims arising from the assertion of liability by third parties (each, a “Third Party Claim”) shall be subject to Section 6.4 and the following terms and conditions:

(a) Upon receipt of a Notice of Claim timely delivered in accordance with Section 6.4 and relating to a Third Party Claim, the Indemnifying Person shall then have ten (10) days to advise the Indemnified Person whether the Indemnifying Person accepts the defense of such claim, and the Indemnifying Person shall have no obligation to the Indemnified Person for legal fees incurred by the Indemnified Person after the date of any assumption of the defense by the Indemnifying Person, provided that, (i) an Indemnifying Person may only assume control of such defense if it acknowledges in writing to the Indemnified Person that any Losses that may be assessed against the Indemnified Person in connection with such Third Party Claim constitute Losses for which the Indemnified Party shall be indemnified pursuant to this Article VI and (ii) the Indemnifying Person may not assume control of the defense of any Action involving a Third Party Claim for criminal liability or in which equitable relief is sought against the Indemnified Party.

(b) If the Indemnifying Person determines to accept the defense of such Third Party Claim, it shall defend such Third Party Claim with counsel of its own choice that is reasonably satisfactory to the Indemnified Person and at its own expense, provided that, the Indemnified Person shall have the right to be represented by its own counsel at its own expense, its participation to be subject to reasonable direction of counsel for the Indemnifying Person. If the Indemnifying Person fails to undertake the defense of or
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission Pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

settle or pay any such Third Party Claim within ten (10) days after the Indemnified Person has given written notice to the Indemnifying Person of the claim, or if the Indemnifying Person, after having given such notification to the Indemnified Person, fails within ten (10) days, or at any time thereafter, to defend to the reasonable satisfaction of the Indemnified Person, settle or pay such claim, then the Indemnified Person may take any and all necessary action to dispose of such claim subject to the provisions of clause (c) below.

(c) The party controlling the defense of a Third Party Claim may settle such Third Party Claim on any terms which it may deem reasonable, provided that, (i) an Indemnifying Person shall not without the Indemnified Person’s prior written consent settle or compromise such proceeding, claim or demand, or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Person of a written release from all liability in respect of such proceeding, claim or demand and (ii) an Indemnified Person shall not without the Indemnifying Person’s prior written consent, which consent will not be unreasonably be withheld or delayed, settle or compromise any such proceeding, claim or demand, or consent to the entry of any judgment.

      6.6     Survival of Representations, Warranties and Covenants. The representations and warranties made by the parties in this Agreement or in any Related Agreement shall survive the Closing Date for a period of six (6) months, provided that the representations and warranties set forth in Section 3.1(d) shall survive the Closing for a period of twelve (12) months and the representations and warranties set forth in Sections 3.1(e) and 3.1(i) shall survive the Closing for a period of twenty-four (24) months, and the covenants made by the parties in this Agreement or in any Related Agreement shall survive the Closing indefinitely (or for such shorter period as may be expressly set forth herein). For convenience of reference, the date upon which any representation, warranty or covenant contained herein or in any Related Agreement shall terminate is referred to herein as the “Survival Date.”
      6.7     Sole and Exclusive Remedy. Notwithstanding any provision of this Agreement to the contrary, from and after the Closing Date, the sole and exclusive remedy for any and all Actions (including, without limitation, any Event of Indemnification) arising out or relating to this Agreement or any Related Agreement, or the transactions contemplated hereby and thereby, shall be the indemnification provisions set forth in this Article VI; provided, however, that nothing contained herein shall limit the remedies of any party in respect of fraud committed by any other party in connection herewith or prohibit any party from bringing an action to specifically enforce any provision of this Agreement.
ARTICLE VII
TERMINATION
      7.1     Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written consent of the Buyer and the Company;

(b) subject to the provisions of Sections 5.1(g) and 5.2(g), by either the Buyer or the Company if the Closing shall not have occurred on or before June 15, 2005, or such later date as is determined in accordance with Section 4.3(b) (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a party (which, for purposes of the Buyer, shall include the Members) whose breach of or failure to fulfill any obligation under this Agreement has been the cause of, resulted in, or contributed in any material way to the failure of the Closing to occur on or before such date;

(c) by either the Buyer or the Company, if a Governmental Authority shall have issued an order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Closing;
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission Pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

(d) by the Buyer, if neither it nor any of the Members is in material breach of any its obligations under this Agreement, and if the Company shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform would render unsatisfied any condition contained in Section 5.1 and (i) is incapable of being cured or (ii) if capable of being cured is not cured prior to the earlier of (A) the Business Day prior to the Outside Date or (B) the date that is thirty (30) days from the date that the Company is notified of such breach;

(e) by the Company, if it is not in material breach of any of its obligations under this Agreement, and if the Buyer or a Member shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform would render unsatisfied any condition contained in Section 5.2 and (i) is incapable of being cured or (ii) if capable of being cured is not cured prior to the earlier of (A) the Business Day prior to the Outside Date or (B) the date that is thirty (30) days from the date that the Buyer is notified of such breach; or

(f) by the Buyer pursuant to Section 4.3 or by the Company pursuant to Section 4.4.
      7.2     Effect of Termination.
      (a) In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement (other than this Section 7.2, Section 4.5 and Article VIII, which shall survive such termination) will forthwith become void, and, subject to the provisions of Sections 7.2(b) and (c), there will be no liability on the part of any party hereto to the other and all rights and obligations of any party hereto will cease, except that nothing herein will relieve any party from any Losses arising out of or resulting from any material breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty or covenant contained in this Agreement; provided, however, that neither the Buyer nor the Members shall be entitled to recover any such Losses with respect to any claim against the Company if the Buyer or any Member had actual knowledge or notice of the facts giving rise to such claim, provided that, for purposes of Section 3.1(i), the Buyer and the Members shall be deemed to have actual knowledge of an Action pending against the Company if notice of such Action had been delivered to the Company’s offices in Mt. Vernon, Indiana or to any of its employees principally located at such offices at any time on or prior to the Closing Date.
      (b) If the Company shall have terminated this Agreement pursuant to Section 4.4(a), the Company shall, promptly following such termination, (i) instruct the Escrow Agent to return the Deposit to the Buyer and (ii) pay to the Buyer a break-up fee in the amount of Four Hundred Thousand Dollars $400,000.
      (c) If the Company shall have terminated this Agreement pursuant to Section 4.4(b), 7.1(b) or 7.1(e), the Company shall be entitled to retain the Deposit as liquidated damages and, immediately following such termination, the Buyer and the Members shall take all action necessary to cause the Escrow Agent to deliver the Deposit to the Company. If this Agreement is terminated for any other reason, the Company shall instruct the Escrow Agent to promptly return the Deposit to the Buyer. Upon the breach of any party of the provisions of this Section 7.2(c), the non-breaching party shall be entitled to recover all costs incurred by such party in enforcing its rights under this Agreement and the Escrow Agreement including, without limitation, reasonable attorneys’ fees.
ARTICLE VIII
MISCELLANEOUS
      8.1     Expenses. Each party shall bear all out-of-pocket costs and expenses incurred by such party to third parties in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the Related Agreements to which such Person is a party, and in connection with the
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission Pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

consummation of the transactions contemplated hereby and thereby including, without limitation, legal, accounting and broker’s fees.
      8.2     Entire Agreement. This Agreement (including the Disclosure Schedule and the exhibits and other schedules attached hereto) and the Related Agreements contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements or understandings, written or oral, among the parties with respect thereto. WITHOUT LIMITING THE GENERALITY OF THIS SECTION 8.2 AND NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE RELATED AGREEMENTS OTHER THAN THOSE SET FORTH IN ARTICLE III OF THIS AGREEMENT OR IN THE RELATED AGREEMENTS AND NO PARTY IS RELYING ON ANY STATEMENT, REPRESENTATION OR WARRANTY, ORAL OR WRITTEN, EXPRESS OR IMPLIED, MADE BY ANY OTHER PARTY EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III OF THIS AGREEMENT OR IN THE RELATED AGREEMENTS. FURTHER, THE BUYER AND THE MEMBERS ACKNOWLEDGE THAT THE MEMBERS CURRENTLY SERVE AS THE SENIOR MANAGEMENT TEAM OF THE COMPANY AND, AS SUCH, THE BUYER AND THE MEMBERS ARE FAMILIAR WITH AND HAVE CONDUCTED A COMPLETE AND THOROUGH INVESTIGATION OF THE COMPANY AND ITS BUSINESS AND AFFAIRS. ACCORDINGLY, NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, THE BUYER AND THE MEMBERS ACKNOWLEDGE THAT THEY ARE ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BASED UPON SUCH INDEPENDENT INVESTIGATION AND THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 3.1 HERETO.
      8.3     Interpretation. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
      8.4     Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by facsimile, with confirmation as provided above addressed as follows:
      (i) if to the Company, to:

c/o Alloy, Inc.
151 West 26th Street, 11th Floor
New York, NY 10001
Attention: Chief Executive Officer
Facsimile: (212) 244-4311
      with a copy to (which shall not constitute notice):

Alloy, Inc.
151 West 26th Street, 11th Floor
New York, NY 10001
Attention: General Counsel
Facsimile: (212) 244-4311
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission Pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

      and

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attention: Dean G. Zioze, Esq.
Facsimile: (617) 542-2241
      (ii) if to the Buyer, to:

XP Innovation LLC
1 Competition Way
Mt. Vernon, IN 47620
Attention: Steven A. Kalsch
Facsimile: (812) 833-3580
      with a copy to (which shall not constitute notice):

Bamberger, Foreman, Oswald and Hahn, LLP
P.O. Box 657
Evansville, IN 47704
Attn: Thomas Kimpel or Laura Scott
Facsimile: (812) 421-4936
      or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent and (c) in the case of facsimile transmission, upon confirmed receipt.
      8.5     Counterparts. This Agreement may be executed in any number of counterparts by original or facsimile signature, each such counterpart shall be an original instrument, and all such counterparts together shall constitute one and the same agreement.
      8.6     Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its conflicts of laws provisions. The parties irrevocably and unconditionally submit to the jurisdiction of the Federal courts sitting in Chicago, Illinois over any suit, action or proceeding arising out of or relating to this Agreement or any Related Agreement. The parties irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in such court and any claim that any such suit, action or proceeding brought in such court has been brought in an inconvenient forum. The parties agree that a final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the parties and may be enforced in any other courts to whose jurisdiction other parties are or may be subject, by suit upon such judgment.
      8.7     Benefits of Agreement. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party without the consent of the other parties hereto; provided, however, that (i) the Company and/or Parent may assign its rights and delegate its obligations (other than its obligations under Section 4.10) without the consent of any party to an assignee whose securities have been registered under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder, in connection with sale, transfer, assignment or disposition of any material portion of the assets relating to the merchandising business of Parent or any of its Affiliates, provided that, any such assignee shall agree in writing to be bound by the provisions of this Agreement (including the provisions of Section 4.10) and such assignee shall not subsequently assign its rights or delegate its obligations hereunder without the consent of the other parties hereto, and (ii) the Buyer
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission Pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

may assign its rights under this Agreement to the Buyer’s lender that provides acquisition financing necessary for the Buyer to consummate the transactions contemplated by this Agreement. Upon any assignment and delegation by Parent and/or the Company hereunder, Parent and/or the Company (as applicable) shall be fully and forever released and discharged from all obligations and liabilities under this Agreement (other than its obligations pursuant to Section 4.10 hereof). Notice of any permitted assignment pursuant to this Section 8.7 shall be provided to all other parties to this Agreement promptly following such assignment.
      8.8     Pronouns. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction.
      8.9     Amendment, Modification and Waiver. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by the Buyer, Parent and the Company. Any party to this Agreement may waive in writing any obligation owed to it by any other party under this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
      8.10     No Third Party Beneficiaries. Nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any Person other than the parties hereto and the respective successors or assigns of the parties, any rights, remedies, obligations or liabilities whatsoever, except to the extent that such Person is an Indemnified Person or Indemnifying Person in respect of the indemnification provided in accordance with Article VI of this Agreement.
      8.11     Interpretation. This Agreement has been negotiated between the parties and will not be deemed to be drafted by, or the product of, any party. As such, this Agreement will not be interpreted in favor of, or against, any party.
      8.12     No Joint Venture. No party hereto shall make any warranties or representations, or assume or create any obligations, on the other party’s behalf except as may be expressly permitted hereunder or in writing by such other party.
      8.13     Severability. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.
      8.14     Specific Performance. The rights and remedies of the parties hereto shall be cumulative. The transactions contemplated by this Agreement are unique transactions and any failure on the part of any party to complete the transactions contemplated by this Agreement on the terms of this Agreement will not be fully compensable in damages and the breach or threatened breach of the provisions of this Agreement would cause the other parties hereto irreparable harm. Accordingly, in addition to and not in limitation of any other remedies available to the parties hereto for a breach or threatened breach of this Agreement, the parties shall be entitled to seek specific performance of this Agreement and seek an injunction restraining any such party from such breach or threatened breach.
      8.15     Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUR OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
[Remainder of Page Intentionally Left Blank]
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission Pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

      IN WITNESS WHEREOF, each of the parties hereto has caused this Asset Purchase Agreement to be executed on its behalf as of the day and year first above written.

THE BUYER:

XP INNOVATION LLC

By:	/s/ Steven A. Kalsch

Name: Steven A. Kalsch

Title:	Authorized Member

THE COMPANY:

DAN’S COMPETITION, LLC

By:	/s/ James K. Johnson, Jr.

Name: James K. Johnson, Jr.

Title:	President

PARENT:

ALLOY, INC.

By:	/s/ James K. Johnson, Jr.

Name: James K. Johnson, Jr.

Title:	President

THE MEMBERS:

/s/ Steven Kalsch

Steven Kalsch

/s/ William Cartwright

William Cartwright

/s/ Dustin Wilson

Dustin Wilson